Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
HNB FINANCIAL SERVICES, INC.
a Missouri corporation,
HNB BANK, N.A.,
a national banking corporation,
MERCANTILE BANCORP, INC.,
a Delaware corporation,
and
MERCANTILE MERGER CORP.,
a Missouri corporation
February 8, 2007

Exhibit 2.1
TABLE OF CONTENTS

SECTION 1	THE TRANSACTION	1

1.01	The Merger	1
1.02	Closing	2
1.03	Actions at the Closing	2

SECTION 2	EFFECT OF THE MERGER ON STOCK; CONSIDERATION AND EXCHANGE PROCEDURES	3

2.01	Effect on Capital Stock	3
2.02	Exchange of Certificates	6

SECTION 3	REPRESENTATIONS AND WARRANTIES OF HNB AND HNB BANK	8

3.01	Organization	9
3.02	Organizational Documents	9
3.03	Capitalization	9
3.04	Authority Relative to this Agreement	11
3.05	Consents and Approvals; No Violations	11
3.06	Absence of Certain Changes or Events	12
3.07	Financial Statements	12
3.08	Litigation	12
3.09	Regulatory Enforcement Matters	12
3.10	Regulatory Statements and Reports	13
3.11	Properties, Contracts and Other Agreements	13
3.12	Employee Benefit Plans	14
3.13	Taxes	15
3.14	Deposits	16
3.15	Loan Portfolio	16
3.16	Investment Portfolio	17
3.17	Compliance with Applicable Law	17
3.18	Transactions with Interested Parties	17
3.19	Compliance with Environmental Laws	18
3.20	Labor and Employment Matters	18
3.21	Insurance	18
3.22	Corporate Records	19
3.23	Intellectual Property	19
3.24	Real and Personal Property	20
3.25	No Undisclosed Liabilities	21
3.26	Statements True and Correct	21
3.27	Commitments and Contracts	21
3.28	Conduct to Date	22

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3.29	State Takeover Statutes	23
3.30	Fairness Opinion	23
3.31	Vote Required	23

SECTION 4	REPRESENTATIONS AND WARRANTIES OF MERCANTILE AND MERCANTILE SUB	24

4.01	Organization	24
4.02	Organizational Documents	24
4.03	Limited Operations of Mercantile Sub	24
4.04	Authority Relative to this Agreement	24
4.05	Consents and Approvals; No Violations	25
4.06	Litigation	25
4.07	CRA Rating	25
4.08	Pro Forma Capital Requirements	25
4.09	Regulatory Statements and Reports	25
4.10	Financing for Merger	26
4.11	Statements True and Correct	26

SECTION 5	AGREEMENTS OF HNB AND HNB BANK	26

5.01	Ordinary Course	26
5.02	Conduct of Business by Parties Pending the Closing	26
5.03	Access and Information	28
5.04	Standstill Agreement	28
5.05	Breaches	30
5.06	Submission to Shareholders	30
5.07	Assistance in Regulatory Matters	30
5.08	Accounting Methods/ALL	30
5.09	Subsequent Financial Statements	31
5.10	Voting Agreements	31

SECTION 6	AGREEMENTS OF MERCANTILE AND MERCANTILE SUB	31

6.01	Regulatory Approvals	31
6.02	Breaches	31
6.03	Employee Benefits	31
6.04	Directors’ and Officers’ Indemnification	32
6.05	Financing Commitment	33
6.06	Honoring Terms of Employment Agreements	33

SECTION 7	ADDITIONAL AGREEMENTS	33

7.01	Legal Conditions	33
7.02	Advise of Changes; Government Filings	34

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7.03	Confidentiality	34
7.04	Public Announcements	34
7.05	Expenses	35
7.06	Consummation of Agreement	35
7.07	Brokers or Finders	35

SECTION 8	CONDITIONS TO CONSUMMATION OF THE MERGER	35

8.01	Conditions to Each Party’s Obligation to Effect the Merger	35
8.02	Conditions to Obligations of HNB to Effect the Merger	36
8.03	Conditions to Obligations of Mercantile Sub to Effect the Merger	36

SECTION 9	TERMINATION, AMENDMENT AND WAIVER	39

9.01	Termination	39
9.02	Effect of Termination	40
9.03	Shareholders Equity	40
9.04	Termination Fee	41
9.05	Extension; Waiver	41
9.06	Attorneys’ Fees – Prevailing Party	41

SECTION 10	GENERAL PROVISIONS	41

10.01	Non-Survival of Representations, Warranties and Agreements	41
10.02	Amendment	42
10.03	Notices	42
10.04	Descriptive Headings	42
10.05	Entire Agreement; Assignment	43
10.06	Governing Law	43
10.07	Parties in Interest	43
10.08	Counterparts	43
10.09	Validity	43
10.10	Investigation	43
10.11	Construction	43
10.12	References	43

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AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into, effective as of the 8th day of February, 2007, by and among Mercantile Bancorp, Inc., a Delaware corporation (“Mercantile”), Mercantile Merger Corp., a Missouri corporation (“Mercantile Sub”), HNB Financial Services, Inc., a Missouri corporation (“HNB”) and HNB Bank, N.A., a national banking corporation (“HNB Bank” and collectively with Mercantile, Mercantile Sub and HNB, the “Parties”).
W I T N E S S E T H:
     WHEREAS, HNB is a Missouri corporation registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the “BHC Act”), with its principal office located in Hannibal, Missouri; and
     WHEREAS, HNB is the sole owner, directly or indirectly, of all of the outstanding capital stock of HNB Bank; and
     WHEREAS, Mercantile is a Delaware corporation registered as a bank holding company under the BHC Act with its principal office located in Quincy, Illinois; and
     WHEREAS, Mercantile is the sole owner, directly or indirectly, of all of the outstanding stock of Mercantile Sub; and
     WHEREAS, Mercantile and HNB seek to affiliate through a corporate reorganization whereby HNB will merge with Mercantile Sub; and
     WHEREAS, the boards of directors of the Parties (the “Board of Directors”) have determined that it is in the best interests of their respective corporations to consummate the strategic business combination provided for herein and have approved this Agreement, authorized its execution and designated this Agreement as a plan of merger.
     NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby make this Agreement and prescribe the terms and conditions of the merger of HNB with Mercantile Sub and the mode of carrying the same into effect as follows:
SECTION 1
THE TRANSACTION
     1.01 The Merger.
          (a) General Description. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.01(b) hereof) (i) Mercantile Sub shall merge with and into HNB, with HNB as the surviving entity (the “Merger”). The Merger is subject to the Parties receipt of all regulatory and other relevant approvals set forth in Section 3.05. HNB shall survive the Merger and shall continue its corporate existence under the laws of the State of Missouri pursuant to the provisions of and with the effect provided in The General and Business Corporation Law of Missouri, as amended, (“GBCLM”) being Section 351.010 et. seq. RSMo.
          (b) Effective Time. The Merger shall become effective, in accordance with Sections 351.435 and 351.440 RSMo, upon the filing, in the office of the Missouri Secretary of State, of articles of merger and the issuance by such office of a certificate of merger at Closing or at such later date and time as may be set forth in the articles of merger (the “Effective Time”). Subject to the terms of this Agreement, the Parties shall cause the Merger to become effective (i) on the date that is the tenth full business day (the “Closing Date”) to occur after the last of the conditions set forth in Section 8 (other than conditions relating solely to the delivery of documents dated as of the Closing Date) shall have been satisfied or waived in accordance with the terms of this Agreement or (ii) on such other date as the Parties may agree in writing.
          (c) Name, Officers and Directors. The name of the surviving corporation shall be “HNB Financial Services, Inc.” (sometimes hereinafter referred to as the “Surviving Corporation”). Its principal office shall be located at 100 North Main Street, Hannibal, Missouri. The officers of HNB serving at the Effective Time shall serve as the officers of the Surviving Corporation until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office. The directors of HNB, as of the Effective Time, shall resign and the directors of Mercantile Sub, at the Effective Time, shall serve as the directors of the Surviving Corporation until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as directors.
          (d) Articles of Incorporation and By-Laws. The Articles of Incorporation and By-Laws of the Surviving Corporation in existence at the Effective Time shall remain the Articles of Incorporation and By-Laws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and By-Laws shall be further amended in accordance with applicable law.
          (e) Effect of the HNB Merger. At the Effective Time, the title to all assets, real estate and other property owned by Mercantile Sub shall vest in HNB, as the surviving corporation as set forth in Section 351.450 RSMo, without reversion or impairment. At the Effective Time, all liabilities of Mercantile Sub shall be assumed by HNB as the surviving corporation.
     1.02 Closing. The Closing of the Merger contemplated by this Agreement (the “Closing”) shall take place on the Closing Date at the offices of Schmiedeskamp, Robertson, Neu & Mitchell, 525 Jersey, Quincy, Illinois or at such other location as the Parties shall mutually agree upon in writing.

     1.03 Actions at the Closing. At the Closing (a) HNB will deliver to Mercantile and Mercantile Sub the various certificates, instruments and documents referred to in Section 8.03(b) below; (b) Mercantile and Mercantile Sub will deliver to HNB the various certificates, instruments and documents referred to in Section 8.02(a) below; (c) HNB and Mercantile will file with the Secretary of State of the State of Missouri the articles of merger and said Secretary of State shall cause the certificate of merger to issue; and (d) Mercantile or Mercantile Sub will pay the Merger Consideration to the Paying Agent for distribution in the manner provided in Section 2.02(b).
SECTION 2
EFFECT OF THE MERGER ON STOCK; CONSIDERATION AND
EXCHANGE PROCEDURES
     2.01 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, no par value per share of HNB (the “HNB Common Stock”) or the holder of any shares of common stock, no par value of Mercantile Sub (the “Mercantile Sub Common Stock”):
          (a) Common Stock of Mercantile Sub. Each share of Mercantile Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, no par value per share, of HNB.
          (f) Cancellation of Treasury Stock and HNB Common Stock Owned by Mercantile Sub. Each share of HNB Common Stock that is owned by Mercantile Sub or held in the treasury of HNB (collectively, the “Excluded Shares”) shall be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.
          (g) Conversion of HNB Common Stock. Each share of HNB Common Stock issued and outstanding immediately prior to the Effective Time other than Excluded Shares and Dissenting Shares shall be converted into the right to receive an amount of cash payable, without interest, but subject to adjustment pursuant to Sections 2.01(d) and 2.01(e) hereinbelow equal to $144.56 (as so adjusted, the “Per Share Merger Consideration” and, in the aggregate, the “Merger Consideration”).
          (d) Price Adjustment Based on Shareholders’ Equity. In the event that HNB’s Shareholders’ Equity as calculated three (3) business days prior to the Effective Time pursuant to Section 8.03(a) is less then $16,600,000, the Merger Consideration shall be reduced dollar for dollar by the amount of such shortfall (the “Reduction in the Merger Consideration”). The resultant Per Share Merger Consideration shall equal then the quotient of (i) the Merger Consideration ($30,200,000) less the Reduction in the Merger Consideration and (ii) 208,913, rounded to the nearest whole cent. For example, if HNB’s Shareholders Equity, as finally determined under Section 8.03(a) is $16,000,000 then the Reduction in Merger Consideration would be $600,000 ($16,600,000 — $16,000,000 =600,000) and the Per Share Merger Consideration as so adjusted would be $141.68 ($30,200,000 — $600,000/208,913 = $141.68).
          (e)Additional Merger Consideration. If the Closing Date occurs after June 30, 2007, then the holders of HNB Common Stock shall share with each other in proportion to their respective holdings in such HNB Common Stock, as a part of and included within the Merger Consideration, a sum equal to HNB’s Net Income for the period July 1, 2007 through the Closing Date (the “Additional Merger Consideration”). In order to calculate the Additional Merger Consideration, HNB’s accountants (“HNB’s Accountant”) shall calculate the net income of HNB and HNB Bank on a consolidated basis in accordance with GAAP and consistent with HNB’s books and records as well as HNB’s past practices (“HNB’s Net Income”) for the period July 1, 2007 through the date that is three (3) business days prior to the Closing Date (the “Calculation Period”). In connection therewith, HNB’s Accountant shall prepare an income statement for HNB for the Calculation Period in which the determination of HNB’s Net Income for the Calculation Period shall be set forth (the “HNB Income Statement”). The HNB Income Statement shall be provided by HNB’s Accountant to HNB and Mercantile Sub the day after the Calculation Period ends. Upon receipt of the HNB Income Statement, Mercantile Sub shall have a period of two (2) business days (the “Review Period”) in which to make its own independent investigation and determination of HNB’s Net Income for the Calculation Period by means of reviewing HNB’s books and records along with such other further information as Mercantile Sub or its representatives deem relevant to making such determination. During the Review Period, HNB shall make available to Mercantile Sub or its representatives HNB’s books and records and other information for this purpose. The amount of HNB’s Net Income for the Calculation Period as set forth on the HNB Income Statement shall be deemed conclusive unless Mercantile Sub notifies HNB, in writing, during the Review Period of any dispute Mercantile Sub has with respect thereto specifying therein the particulars of any such disagreements (the “Dispute Notice”). If Mercantile Sub does not give HNB a Dispute Notice during the Review Period, then the Closing of the Merger shall proceed as scheduled. However, if Mercantile Sub does give HNB a timely Dispute Notice as to any amount on the HNB Income Statement or as to the calculation of HNB’s Net Income for the Calculation Period, as the case may be, and such dispute can not be resolved by the Parties through reasonable efforts within five (5) business days after the giving of the Dispute Notice, then such dispute or disputes shall be submitted to an independent accounting firm selected by mutual agreement of the Parties (the “Independent Accountant”). The Parties will use reasonable efforts to cause the Independent Accountant to resolve all disputed issues within ten (10) days after the matter has been submitted or as soon thereafter as practicable. In this regard, each Party shall cooperate with the other and shall submit all documentation or information to the Independent Accountant as shall be reasonably required by such Independent Accountant to promptly make its determination. The determination of the Independent Accountant shall be final, conclusive and binding on the Parties hereto. The cost of the Independent Accountant shall be borne equally by the Parties. If Mercantile Sub gives HNB a Dispute Notice, as aforesaid, the Closing of the Merger shall be postponed and delayed for a period of up to thirty (30) days from the date of appointment of the Independent Accountant during which time the Independent Accountant shall resolve all disputed issues and make a final determination of HNB’s Net Income for the Calculation Period. The Closing shall be rescheduled by the Parties when a final determination of HNB’s Net

Income for the Calculation Period has been made as set out above. In addition, once HNB’s Net Income for the Calculation Period is either conclusively or finally determined, as aforesaid, the Additional Merger Consideration shall be calculated by adding together (i) HNB’s Net Income for the Calculation Period and (ii) the Average Daily Net Income of HNB multiplied by the number of days lapsed from the last day of the Calculation Period to the Closing Date (the “Interim Days”). The Average Daily Net Income of HNB shall be the quotient of HNB’s Net Income for the Calculation Period and the number of days in such Calculation Period. The Per Share Merger Consideration shall then be calculated based on the foregoing by the following formula: The Per Share Merger Consideration shall equal the quotient of (i) the Merger Consideration set out in Section 2.01(c) plus the Additional Merger Consideration and (ii) 208,913. The Per Share Merger Consideration, as so modified shall then be paid to the holders of HNB Common Stock as provided in Section 2.02. Notwithstanding the foregoing, the Additional Merger Consideration shall equal HNB’s Net Income for the Calculation Period only (and shall not include the Net Income of HNB for the Interim Days) if HNB’s Net Income for the Calculation Period, as initially determined by HNB’s Accountant is twenty percent (20%) or more in excess of HNB’s Net Income for the Calculation Period as finally determined by the Independent Accountant.
          (f)Dissenting Shares. Holders of shares of HNB Common Stock who file an objection to this Agreement with HNB prior to the shareholder’s meeting at which this Agreement is submitted and who have not voted in favor of the Merger and otherwise comply with the requirements for perfecting dissenter’s rights under Sections 351.455 RSMo will be entitled to exercise such rights with respect to the HNB Common Stock as to which such rights have been perfected (“Dissenting Shares”), to the extent available under such section. Dissenting Shares shall not be converted into the right to receive the Per Share Merger Consideration in accordance with Sections 2.01(c) and 2.01(d) but shall only be entitled to receive such consideration as will be determined under Section 351.455 RSMo. Each share of HNB Common Stock that is outstanding immediately prior to the Effective Time and with respect to which dissenter’s rights under Section 351.455 RSMo may be, but have not yet been, perfected, will, if and when such dissenter’s rights can no longer be legally perfected or exercised under Section 351.455 RSMo, be converted into the right to receive the Per Share Merger Consideration in accordance with Sections 2.01(c) and 2.01(d), if applicable, and will no longer be a Dissenting Share. Prior to the Closing Date, HNB shall give prompt notice to Mercantile Sub of any notifications, demands, attempted withdrawals of such demands and any other instruments served pursuant to Section 351.455 RSMo received by HNB for valuation of shares of HNB Common Stock. After the Effective Time (i) Mercantile shall have the right to participate in and direct all negotiations and proceedings with respect to such demands and (ii) the Surviving Corporation shall not, except with the prior written consent of Mercantile, make any payment with respect to, settle, offer to settle, or approve any withdrawal of any such demands.
          (g) Cancellation and Retirement of HNB Common Stock. As of the Effective Time, all shares of HNB Common Stock (other than Excluded Shares) that are issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and (i) each holder of a certificate representing any shares of HNB Common Stock (the “Certificates”) being converted into the right to receive a portion of the Merger Consideration pursuant to Sections 2.01(c) and (d) shall cease to have any rights with respect to such shares of HNB Common Stock, except the right to receive a cash amount equal to the product of the Per Share Merger Consideration multiplied by the number of shares so represented, to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b) and (ii) each holder of a Certificate representing any Dissenting Shares shall cease to have any rights with respect to such shares, except the right to receive such consideration as will be determined under Section 351.455 RSMo, to be paid in consideration therefore upon surrender of the Certificates representing such shares in accordance with Section 2.02(b).
          (h) Certain Adjustments. In the event that prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), combination or exchange of shares, stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders of HNB Common Stock, there is a change in the number of shares of HNB Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of HNB Common Stock, then the Per Share Merger Consideration payable with respect to each share of HNB Common Stock shall be equitably adjusted to reflect such event.
     2.02 Exchange of Certificates.
          (a) Paying Agent. Prior to the Effective Time, Mercantile Sub shall select a U.S. commercial bank or trust company reasonably acceptable to HNB, which shall not be an affiliate of Mercantile, to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of the Certificates in accordance with Section 2.01(b). At the Effective Time, Mercantile Sub shall deposit (or Mercantile shall cause Mercantile Sub to deposit) by wire transfer of immediately available funds with the Paying Agent, an amount equal to the Merger Consideration (such cash consideration being hereinafter referred to as the “Merger Fund”). The Paying Agent, pursuant to the terms and conditions of a paying agent agreement (the “Paying Agent Agreement”) in a form reasonably acceptable to the Parties and the Paying Agent to be entered into after the date hereof and not less than seven (7) days before the Closing Date, shall make payment of the Merger Consideration out of the Merger Fund. The Merger Fund is for the benefit of the holders of such Certificates and shall not be used for any other purpose.
          (b) Exchange Procedures. Promptly, and in no event more than two (2) business days after the Effective Time, the Paying Agent shall mail or deliver to each natural person, firm, partnership, limited liability company, joint venture, business trust, trust, association, corporation, company, unincorporated entity or other entity (each, a “Person”) who was, at the Effective Time, a holder of record of HNB Common Stock and whose shares are being converted into the Merger Consideration pursuant to Sections 2.01(c) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall otherwise be in a form and have such other provisions as the Paying Agent may reasonably specify) containing instructions for use by holders of HNB Common Stock to effect the exchange of their shares of HNB Common Stock for the Merger Consideration as provided herein (each, a “Letter of Transmittal”). As soon as reasonably practicable after the Effective Time, each holder of an outstanding Certificate or Certificates shall, upon surrender to the Paying Agent of such Certificate or Certificates and Letter of Transmittal duly executed and completed in accordance with the instructions thereto (together with such other documents as the Paying Agent may reasonably request) and acceptance thereof by the Paying Agent (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares of HNB Common Stock on a book-entry account statement (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of HNB Common Stock)), be entitled to an amount of cash (payable by check or wire transfer at the cost of the Certificate holder requesting payment by wire transfer) equal to the product of the Per Share Merger Consideration multiplied by the number of shares of HNB Common Stock represented by such Certificate or Certificates. The Per Share Merger Consideration shall be paid immediately to each holder of HNB Common Stock following such holder’s surrender of his Certificate to the Paying Agent. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices and in accordance with the terms of the Paying Agent Agreement. If the Per Share Merger Consideration is to be remitted to a Person other than the Person in whose name the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), at any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive the product of the Per Share Merger Consideration multiplied by the number of shares of HNB Common Stock represented by such Certificate upon such surrender as contemplated by Section 2.01. No interest will be paid or will accrue on any cash payable as Merger Consideration.
          (c) No Further Ownership Rights in HNB Common Stock Exchanged for Cash. All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Section 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of HNB Common Stock exchanged for cash theretofore represented by such Certificates, and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of HNB of the shares of HNB Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer, they shall be cancelled, delivered to the Paying Agent and exchanged for cash as provided in this Section 2.
          (d) Termination of Merger Fund. Any portion of the Merger Fund which represents the Per Share Merger Consideration and which remains unclaimed by any holders of Certificates one year after the Effective Time shall be delivered to the Surviving Corporation; provided, however, that the relevant payment obligations arising under this Agreement with respect to the amount being returned shall not be discharged. No Party to this Agreement shall be liable to any Person for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or other law.
          (e) Investment of Merger Fund. The Paying Agent shall invest any cash in the Merger Fund in an interest bearing money market account, in accordance with and as provided in the Paying Agent Agreement. Any interest and other income resulting from such investments net of any expenses or fees of the Paying Agent shall be paid to the Surviving Corporation.
          (f) Withholding Rights. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of HNB Common Stock such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or any provision of state, local or foreign tax law, and the Surviving Corporation or the Paying Agent, as the case may be, shall make any required filings with and payments to tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of HNB Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.
          (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of an indemnity or bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the portion of the Merger Consideration payable pursuant to this Agreement.
SECTION 3
REPRESENTATIONS AND WARRANTIES OF
HNB AND HNB BANK
     Except as set forth in the item of the disclosure schedule of HNB or HNB Bank (the “HNB Disclosure Schedule”) that corresponds with the applicable subsection below and as an inducement to Mercantile Sub and Mercantile to enter into this Agreement and to consummate the transactions contemplated hereby, HNB and HNB Bank hereby represent and warrant that the following are true and correct as of the date hereof and shall be true and correct as of the Closing:

     3.01 Organization
          (a) HNB is a corporation registered as a bank holding company under the BHC Act, is duly organized, validly existing and in good standing under the laws of the State of Missouri and has the corporate power to own its properties, to incur all of its liabilities to and carry on its business as now being owned and conducted.
          (b) HNB Bank is a national banking corporation duly organized, validly existing, and in good standing under the laws of the United States and has the corporate power to own its properties and assets, to incur all of its liabilities and to carry on its business as now being conducted.
     3.02 Organizational Documents. HNB shall deliver to Mercantile Sub prior to Closing complete and correct copies of the Articles of Incorporation and By-Laws of HNB and the Articles of Association and Bylaws of HNB Bank, certified as being true, complete and correct by their respective corporate secretaries.
     3.03 Capitalization.
          (a) HNB’s Capitalization. The Articles of Incorporation of HNB correctly state the authorized capital stock of HNB. As of the date hereof, the authorized capital stock of HNB consists of three hundred thousand (300,000) shares of common stock, no par value per share and no shares of preferred stock. As of the date of this Agreement, Two Hundred Eight Thousand Nine Hundred Thirteen (208,913) shares of HNB Common Stock are issued and outstanding; and Forty-Seven Thousand Eighty-Seven (47,087) shares of HNB Common Stock were held in HNB’s treasury. HNB has no issued and outstanding preferred shares. All of the shares of HNB Common Stock have been validly issued and are fully paid and nonassessable and free of preemptive rights or similar rights created by statute, or by HNB’s Articles of Incorporation or By-Laws, or any agreement to which HNB is bound. There are no outstanding subscriptions, options, or other agreements obligating HNB to issue additional shares or any other securities of any class. All of the shares of HNB Common Stock have been issued in full compliance with all applicable federal and state laws. None of the shares of HNB Common Stock have been registered under the Securities Act of 1933, as amended or under any state securities law. HNB is not required to redeem, repurchase, or otherwise acquire shares of its capital stock as a result of the transactions contemplated by this Agreement. The number of issued and outstanding shares of capital stock of HNB will not be reduced or increased between the date hereof and the Closing Date and no treasury shares shall be issued, released or delivered by HNB to any Person during such time. Except as set forth above, no bonds, debentures, notes or other indebtedness of HNB or any subsidiary thereof having any right to vote with the shareholders (or other equity holders) of HNB or such subsidiary on matters submitted to the shareholders (or other equity holders) of HNB or such subsidiary (or any securities that are convertible into or exercisable or exchangeable for securities having such voting rights) are issued or outstanding. After the date hereof, no shares of capital stock of HNB and no other securities directly or indirectly convertible into, or exchangeable or exercisable for, capital stock of HNB will be authorized or issued. Except as set forth on Section 3.03(a)(i) of the HNB Disclosure Schedule, there are no outstanding shares of capital stock of HNB or securities, directly or indirectly, convertible into, or exchangeable or exercisable for, shares of capital stock of HNB or any outstanding “phantom” stock, “phantom” stock rights, stock appreciation rights, restricted stock awards, dividend equivalent awards, or other stock-based awards or rights pursuant to which any Person is or may be entitled to receive any payment or other consideration or value based upon, relating to or valued by reference to the capital stock of HNB or the dividends paid on the capital stock of HNB or the revenues, earnings or financial performance, stock performance or any other attribute of HNB (other than ordinary course payments to HNB employees) and, there are no puts, calls, rights (including preemptive rights), commitments, change of control or other agreements (including employment, termination and similar agreements) to which HNB or HNB Bank is a party or by which it is bound, in any case obligating HNB or HNB Bank to issue, deliver, sell, purchase, redeem or acquire, any equity securities of HNB or securities convertible into, or exercisable or exchangeable for equity securities of HNB, or obligating HNB or HNB Bank to pay any Person or to grant, extend or enter into any option, put, warrant, call, right, commitment or agreement with any Person.
          (b) Agreements Relating to Capital Stock. Except as set forth in this Agreement or on Section 3.03(b) of the HNB Disclosure Schedule, there are as of the date hereof, no shareholder agreements, voting trusts or other agreements or understandings to which HNB is a party or by which it is bound relating to the voting of any shares of the capital stock of HNB. All registration rights agreements, shareholders’ agreements and voting agreements to which HNB or HNB Bank is a party, are identified on Section 3.03(b) of the HNB Disclosure Schedule.
          (c) HNB Bank’s Capitalization. The Articles of Association of HNB Bank correctly state the authorized capital stock of HNB Bank. As of the date hereof, the authorized capital stock of HNB Bank consists of Sixty-Four Thousand (64,000) shares of common stock, $6.25 par value per share, Sixty-Four Thousand (64,000) of which are issued and outstanding and are owned by HNB (the “HNB Bank’s Common Stock”). HNB Bank has no preferred shares and there are no other classes of shares other then its common stock. No shares of HNB Bank’s Common Stock are or may be required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever. There are no outstanding subscriptions or rights convertible into or exchangeable for shares of any HNB Bank Common Stock. There are no contracts, commitments, understandings or arrangements by which HNB Bank is bound to issue additional shares of options, warrants or rights to purchase or acquire any additional shares of HNB Bank’s Common Stock. All of the shares of HNB Bank’s Common Stock are owned by HNB, are duly and validly authorized, fully paid and non-assessable, except as provided under national banking laws, and are owned by HNB free and clear of any lien, charge, claim, encumbrance, agreement or pre-emptive rights with respect thereto. All of the shares of HNB Bank’s Common Stock have been issued in full compliance with all applicable federal and state laws. HNB owns and will continue to own through the Closing Date all of the issued and outstanding shares of HNB Bank’s Common Stock and, except as provided herein, HNB has not entered into any agreement nor made any commitment to sell, transfer, convey, exchange or relinquish any shares of HNB Bank’s Common Stock at any time.
          (d) Subsidiaries and Investments. HNB has one wholly owned subsidiary, namely, HNB Bank. Except for the capital stock held in HNB Bank, and except as set forth on Section 3.03(d) of the HNB Disclosure Schedule, HNB does not own, directly or indirectly (i) any shares of outstanding capital stock of any other corporation or securities convertible into or exchangeable for capital stock of any other corporation or (ii) any equity or other participating interest in the revenues or profits of any Person, and neither HNB nor HNB Bank is subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in or to any Person.
     3.04 Authority Relative to this Agreement. The Boards of Directors of HNB and HNB Bank, respectively, have by all requisite action approved this Agreement and the Merger, and subject to HNB’s shareholders’ approval, they have authorized the execution and delivery hereof on behalf of such corporations by duly authorized officers and the performance of their respective obligations hereunder. HNB, in its capacity as the holder of all of the outstanding shares of HNB Bank’s Common Stock, has approved this Agreement, and no further approval hereof is required by the shareholders of HNB Bank. Nothing in the Articles of Incorporation or Bylaws of HNB or in the Articles of Association or Bylaws of HNB Bank or in any agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in this Agreement) by or to which either entity is bound or subject would prohibit or inhibit either of such corporations from consummating this Agreement, and the Merger contemplated hereby on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by HNB and HNB Bank and constitutes a legal, valid and binding obligation of each of them, enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting creditors rights generally and general principles of equity, regardless of whether asserted in equity or law. Neither HNB nor HNB Bank is in default under nor in violation of any provision of its Articles of Incorporation or Articles of Association, respectively, or its Bylaws or any promissory note, indenture or any evidence of indebtedness or security therefor, or material lease, material contract, or other material commitment or agreement.
     3.05 Consents and Approvals; No Violations. Except for (i) the filing of applications and notices with and the obtaining of consents, clearances, authorizations and approvals of, as applicable, federal and state regulatory authorities, including the Federal Reserve Board (collectively, the “Requisite Regulatory Approvals”), and (ii) the filing of articles of merger and the issuance of a certificate of merger as required by Missouri law (the “Merger Filing”), no filing with, and no permit, authorization, consent or approval of, or issuance of a certificate by any public or governmental body or authority is necessary for the consummation of the Merger. Except as set forth on Section 3.05 of the HNB Disclosure Schedule, neither the execution and delivery of this Agreement by HNB or HNB Bank nor the consummation of the Merger, nor compliance by HNB or HNB Bank with any of the provisions hereof, will: (a) conflict with or result in any breach of the Articles of Incorporation or Bylaws of HNB or the Articles of Association or Bylaws of HNB Bank; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or give rise to the creation of any lien, charge, security interest or encumbrance upon the respective properties or assets of HNB or HNB Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which HNB or HNB Bank is a party or by which either of them or any of their properties or assets may be bound or affected; or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to HNB or HNB Bank, or any of their respective properties or assets.
     3.06 Absence of Certain Changes or Events. Except for the transactions contemplated by this Agreement, since December 31, 2006, neither HNB nor HNB Bank has: (a) taken any of the actions set forth in Section 5.02 hereof; (b) incurred any material liability; (c) suffered a material change, or any event involving a prospective change, in its business, assets, financial condition or results of operations; (d) suffered a material adverse change in management, personnel, legal, regulatory or corporate status; or (e) subsequent to the date hereof, except as permitted by Section 5.01 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.
     3.07 Financial Statements. HNB has previously delivered or made available to Mercantile correct and complete copies of HNB’s (i) audited consolidated financial statements for the fiscal years ending June 30, 2005 and June 30, 2006 and (ii) unaudited consolidated financial statements for the six (6) month period ending December 31, 2006 ((i) and (ii) collectively, the “Financial Statements”). The Financial Statements are true and correct in all material respects and do not contain any misstatement of a material fact, or omit to state any fact required to make such Financial Statements not misleading. The Financial Statements were prepared in accordance with the books and records of HNB and HNB Bank, and in accordance with GAAP. The Financial Statements present fairly, as of their respective dates or the periods covered thereby, the financial position, stockholders’ equity, cash flow and results of operations of HNB and HNB Bank on a consolidated basis.
     3.08 Litigation. Except as set forth on Section 3.08 of the HNB Disclosure Schedule, as of the date of this Agreement: (a) there is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to the knowledge of HNB or HNB Bank, threatened against or involving HNB or HNB Bank, or any of their respective properties or rights, before any court, arbitrator, or administrative or governmental body; (b) there is no judgment, decree, cease and desist order, consent against, injunction, rule or order of any court, or any extraordinary supervisory letter from or entered or issued by any governmental department, court, commission, agency, instrumentality or arbitrator outstanding against HNB or HNB Bank; and (c) neither HNB nor HNB Bank are in violation of any term of any judgment, decree, injunction or order outstanding against them.
     3.09 Regulatory Enforcement Matters. Except as described in Section 3.09 of the HNB Disclosure Schedule, neither HNB nor HNB Bank is subject to, or has been notified that it may become subject to, any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of financial institutions or bank holding companies or engaged in the insuring of bank deposits or any other governmental agency having supervisory or regulatory authority with respect to HNB or HNB Bank.
     3.10 Regulatory Statements and Reports. HNB and HNB Bank have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that either was required to file with (a) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), (b) the Office of the Comptroller of the Currency (“OCC”), and (c) the FDIC (each a “Federal Regulator”) and all other material reports and statements required to be filed by either of them, including, without limitation, any report or statement required to be filed pursuant to the laws, rules and regulations of the United States, the Federal Reserve Board, the OCC or the FDIC have been filed and HNB and HNB Bank have paid all fees and assessments due and payable in connection therewith. Except as set forth on Section 3.10 of the HNB Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Federal Regulator with respect to any report or statement relating to any examination of HNB or HNB Bank.
     3.11 Properties, Contracts and Other Agreements. Section 3.11 of the HNB Disclosure Schedule specifically identifies, as of the date of this Agreement, the following:
          (a) Real Property. All real property owned by HNB or HNB Bank and the buildings and structures located thereon (the “Real Property”), together with a legal description of such Real Property, and each lease of real estate to which HNB or HNB Bank is a party, identifying with respect to each lease the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered (the “Leased Property”);
          (b) Credit Related Agreements. All loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by HNB or HNB Bank, exclusive of deposit agreements with customers of HNB Bank entered into in the ordinary course of business, agreements for the purchase of federal funds and repurchase agreements;
          (c) Specific Credit Agreements. All agreements, loans, contracts, leases, guaranties, letters of credit, lines of credit or commitments of HNB or HNB Bank not referred to elsewhere in this Section 3.11 which:
     (i) involve payment by HNB or HNB Bank of more than $25,000 (other than loans, loan commitments or letters of credit);
     (ii) involve payments based on profits of HNB or HNB Bank;
     (iii) relate to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes;
     (iv) were not made in the ordinary course of business;

     (v) materially affect the business or financial condition of HNB or HNB Bank; or
     (vi) require the consent or approval of any third party for the Merger to be consummated.
          (d) Leases and Licenses. All leases, subleases or licenses with respect to real or personal property, whether as lessor, lessee, licensor or licensee, with annual rental or other payments due thereunder in excess of $25,000;
          (e) Employment Related Agreements. All agreements for the employment, retention or engagement, or with respect to the severance, of any officer, employee, agent, consultant or other person or entity which by its terms is not terminable by HNB or HNB Bank on thirty (30) days written notice or less without any payment by reason of such termination; and
          (f) Salary Agreements. The name and annual salary as of December 31, 2006 of each director or employee of HNB or HNB Bank with a salary in excess of $75,000.
     Copies of each document, plan or contract described above and identified in Section 3.11 of the HNB Disclosure Schedule together with all title insurance policies, surveys and environmental site assessments in the possession of HNB or HNB Bank related to the Real Property and/or Leased Property are appended to such Schedule and are hereby incorporated in and constitute a part of the HNB Disclosure Schedule.
     3.12 Employee Benefit Plans.
          (a) Reports, Contributions and Qualifications. Section 3.12 of HNB Disclosure Schedule lists each employee benefit plan that HNB or HNB Bank maintains or to which HNB or HNB Bank contributes (“Employee Plans”) which is an employee welfare benefit plan or employee pension benefit plan as these terms are defined in the Employed Retirement Income Security Act of 1974 (“ERISA”). Except as set forth on Section 3.12 of the HNB Disclosure Schedule:
     (i) Each such Employee Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable laws.
     (ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1’s, and Summary Plan Descriptions) have been timely filed and/or distributed appropriately with respect to each such Employee Plan.
     (iii) All contributions which are due have been paid to each such Employee Plan which is an “employee pension benefit plan” and all contributions for any period ending on or before the Closing which are not yet due will be paid when due to each such employee pension benefit plan or are accrued. All premiums or other payments for all periods ending on or before the Closing have or will be paid when due with respect to each such Employee Plan which is an “employee welfare benefit plan.”
     (iv) HNB has provided Mercantile with correct and complete copies of the current plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, if applicable, the most recent Form 5500 Annual Report, the most recent actuary’s report, if applicable, all related current trust agreements, insurance contracts, and other funding agreements which implement each such Employee Plan, and the most recent account statements and reports of each plan trustee.
          (g) Termination; Prohibited Transactions. With respect to each Employee Plan that HNB or HNB Bank maintains or ever has maintained or to which either of them contributes, ever has contributed, or ever has been required to contribute:
     (i) No such Employee Plan which is an “employee pension benefit plan” subject to Title IV of ERISA (other than any multiemployer plan) has been completely or partially terminated or been the subject of a reportable event as to which notices would be required to be filed with the Pension Benefit Guarantee Corporation (“PBGC”). No proceeding by the PBGC to terminate any such employee pension benefit plan (other than any multiemployer plan) has been instituted or threatened.
     (ii) To the knowledge of HNB, there have been no prohibited transactions with respect to any such Employee Plan and no such prohibited transaction shall occur as a result of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Plan (other than routine claims for benefits) is pending or threatened.
          (h) Multiemployer Plan. Neither HNB nor HNB Bank contributes to, has contributed to, or has been required to contribute to any multiemployer plan or has any liability (including withdrawal liability) under any multiemployer plan.
          (i) Retired Employees. Neither HNB nor HNB Bank maintains or contributes to, or has been required to contribute to any employee welfare benefit plan providing medical, health, or life insurance or other welfare-type benefits for current retired or future retired or terminated employees, their spouses, or their dependants (other than in accordance with Code Section 4980B or the applicable provisions of the Social Security Act).
     3.13 Taxes. For the purposes of this Agreement, the term “taxes” shall include all taxes charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any United States federal, state or local authority or any other taxing authority on HNB or HNB Bank or any of their respective “Tax Affiliates” as to their respective income, profit, franchise, gross receipts, payroll, sales, employment, worker’s compensation, use, property, withholding, excise, occupancy, environmental and other taxes, duties or assessments of any nature, whatsoever. HNB and HNB Bank have filed or caused to be filed in a timely manner all material federal, state, and local tax returns for which each of them is responsible for filing tax returns, and any member of its consolidated, combined, unitary or similar group, including, without limitation, HNB Bank (each such entity or member a “Tax Affiliate”). Such returns, reports and other information are true, complete and correct in all material respects. HNB has delivered to Mercantile correct and complete copies of its state and federal income tax returns filed for the periods ending June 30, 2005 and June 30, 2006. HNB and HNB Bank have paid or caused to be paid or have made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established (or will establish at least quarterly) an adequate accrual or reserve for the payment of all taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Neither HNB, HNB Bank nor any of its Tax Affiliates has any material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither HNB, HNB Bank, nor any of its Tax Affiliates is delinquent in the payment of any material amount of tax in excess of the amount reserved or provided therefor, and no deficiencies for any taxes, assessments or governmental charges in excess of the amount reserved or provided therefor have been threatened, claimed, proposed or assessed. No waiver or extension of time to assess any taxes has been given by HNB or HNB Bank or requested of them or remains in effect on the date hereof. The federal income tax returns filed by HNB and HNB Bank have been examined by and settled with the United States Internal Revenue Services for all years through 2002. All material assessments for taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.
     3.14 Deposits. The deposit accounts of HNB Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the fullest extent permitted by law and all premiums and assessments required in connection therewith, if any, have been paid by HNB Bank and shall continue to be timely paid through the Closing Date.
     3.15 Loan Portfolio. Except as disclosed in Section 3.15 of the HNB Disclosure Schedule:
          (j) Loans Made for Value; No Setoff. All loans and discounts reflected in HNB’s Financial Statements as of December 31, 2006, or which were or will be entered into after December 31, 2006 (the “HNB Loans”) but before the Closing Date were and will be made for good, valuable and adequate consideration in the ordinary course of the business of HNB Bank, in accordance with sound lending practices, and they are not subject to any defenses, setoffs or counterclaims, including without limitation as are afforded by usury or truth in lending laws, except as provided by bankruptcy, insolvency or similar laws or by general principles of equity. Section 3.15(a) of the HNB Disclosure Schedule sets forth a complete list, as of the date three (3) business days prior to the date of this Agreement, of all HNB Loans held by HNB Bank which are 90 days or more past due;
          (k) Enforceability. The notes and other evidences of indebtedness evidencing the HNB Loans and all forms of pledges, mortgages, guarantees and other collateral documents and security agreements related thereto are and will be in all material respects enforceable, valid, true and genuine and are what they purport to be;
          (l) Legal Compliance. HNB and HNB Bank have complied in all material respects, and through the Closing Date will comply in all material respects, with all laws and regulations relating to the HNB Loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any HNB Loans. All HNB Loans and loan commitments extended by HNB Bank and any extensions, renewals or continuations of such HNB Loans and loan commitments were made in accordance with HNB Bank’s customary lending standards in the ordinary course of business. Such HNB Loans are evidenced by appropriate and sufficient documentation based upon customary and ordinary past practices of HNB Bank; and
          (m) Loan Reserves. The allowance for loan losses (“ALL”) reflected in HNB’s Financial Statements as of December 31, 2006 was, in the opinion of the Board of Directors of HNB Bank, adequate under regulatory reporting requirements and GAAP to provide for losses on HNB Loans outstanding as of December 31, 2006. In the opinion of the Board of Directors of HNB, the ALL, supplemented as provided herein, shall be adequate under regulatory reporting requirements and GAAP to provide for losses on HNB Loans outstanding as of the Closing Date.
     3.16 Investment Portfolio. All United States Treasury securities, obligations of other United States government agencies and corporations, obligations of states and political subdivisions of the United States and other investment securities held by HNB or HNB Bank, as reflected in the latest consolidated balance sheet of HNB including in the Financial Statements, are carried in accordance with GAAP.
     3.17 Compliance With Applicable Law. HNB and HNB Bank hold all licenses, permits, orders, approvals and authorizations necessary for the lawful conduct of their respective businesses as required under and pursuant to, and the business of both HNB and HNB Bank is being conducted in compliance with, the provisions of, all federal, state or local statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to HNB or HNB Bank. Neither HNB nor HNB Bank is subject to any regulatory restrictions from any federal or state agency, including, without limitation, the Federal Reserve Bank, the OCC, the FDIC or any other Federal Regulator.
     3.18 Transactions With Interested Parties.
          (a) No Material Interests. Except as set forth in Section 3.18(a) of the HNB Disclosure Schedule, no officer or director of HNB or HNB Bank or any “associate” (as such term is defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any such officer or director has any material interest in any contract or property (real or personal, tangible or intangible), used in or pertaining to the business of HNB or HNB Bank.

          (n) Loans Approved. All outstanding HNB Loans from HNB or HNB Bank to any present officer, director, employee or any associate or related interest of any Person referred to in subsection (a) were approved by or reported to the Board of Directors of the applicable entity in accordance with all applicable laws and regulations.
     3.19 Compliance With Environmental Laws. Neither HNB nor HNB Bank has any knowledge of, nor has either received, with respect to any of their properties or operations thereon, any notice of, a violation of any federal, state and/or local statutes, ordinances, codes, rules and/or regulations relating to public health and safety, or pollution or protection of the environmental or workplace, including, but not limited to, the Comprehensive Response Compensation and Liability Act of 1980, as amended by the Super Fund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act and the Federal Water Pollution Control Act (collectively, “Environmental Laws”). During the time HNB Bank has owned the Real Property or leased the Leased Property, to the knowledge of the Board of Directors and Executive Officers of HNB Bank, no petroleum products, hazardous materials, hazardous substances and waste, asbestos, polychlorinated biphenyls and/or other regulated substances as defined in any Environmental Laws have been generated, discharged, released, used, manufactured, stored, disposed of, cleaned up from and/or transported to or from such Real Property or Leased Property nor are there any underground storage tanks, as defined in any Environmental Laws, currently located on or under such Real Property or Leased Property. For purposes of this Agreement, “Executive Officers of HNB Bank” shall mean Ronald B. Verdier, John D. Zimmer and Hal Benedict.
     3.20 Labor and Employment Matters. Except as set forth on Section 3.20 of the HNB Disclosure Schedule: (a) HNB and HNB Bank are and have been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, such laws respecting the payment of wages, including overtime, employment discrimination, equal opportunity, affirmative action, retaliatory discharge, sexual harassment, worker’s compensation, occupational safety and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice; (b) no investigation or review by or before any governmental entity concerning any violations of any such applicable laws is pending nor, to the knowledge of HNB or HNB Bank, is any such investigation threatened; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of HNB or HNB Bank, threatened against HNB or HNB Bank; (d) no union representation question or union organizational activity exists respecting the employees of HNB or HNB Bank; (e) no collective bargaining agreement exists which is binding on HNB or HNB Bank; (f) neither HNB nor HNB Bank has experienced any material work stoppage or other material labor difficulty; and (g) in the event of termination of the employment of any of the current officers, directors, employees or agents of HNB or HNB Bank, neither HNB nor HNB Bank will be liable, pursuant to any agreement or by reason of anything done prior to the Closing by HNB or HNB Bank, to any of said officers, directors, employees or agents for so-called “severance pay” or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to COBRA) or insurance benefits.

     3.21 Insurance. As of the date hereof, HNB and HNB Bank are insured by insurers which are of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All material policies of insurance and fidelity or surety bonds insuring HNB, HNB Bank or its business, assets, employees, officers and directors are in full force and effect and will continue in full force and effect through the Closing Date. As of the date hereof, there are no material claims by HNB or HNB Bank under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.
     3.22 Corporate Records. The corporate records of HNB and HNB Bank, which have or shall be made available to Mercantile prior to the Closing Date, fully and accurately show in all material respects all corporate action taken by the Boards of Directors, all committees of the Boards of Directors, and the shareholders (including, without limitation, actions taken by written consent without a meeting) of HNB and HNB Bank and contain a true and complete record of all stock transfers as well as copies or originals of the Articles of Incorporation or Articles of Association, as the case may be (and all amendments thereto), the Bylaws (as amended) and the minutes of all meetings or consent actions of the Boards of Directors, committees of the Boards of Directors, and the shareholders of HNB and HNB Bank. Notwithstanding the foregoing, it is acknowledged by Mercantile and Mercantile Sub that portions of minutes from certain meetings of the Board of Directors of HNB and HNB Bank related to the proposed sale of HNB have been excluded but shall be provided to Mercantile and Mercantile Sub after the Closing.
     3.23 Intellectual Property.
          (a) Any and all licensed, registered, copyrighted or trademarked Intellectual Property owned or used by HNB or HNB Bank is set forth on Section 3.23 of the HNB Disclosure Schedule. Neither HNB nor HNB Bank is infringing on the Intellectual Property rights of any third party or using any Intellectual Property in violation of an applicable license agreement.
          (b) HNB and HNB Bank own or have a valid license to use all Intellectual Property, free and clear of all liens, royalty or other payment obligations (except for royalties and payments with respect to off-the-shelf software at standard commercial rates). To the knowledge of HNB and HNB Bank, the Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of HNB and HNB Bank as currently conducted. The Intellectual Property owned by HNB or HNB Bank and all other Intellectual Property is valid and has not been canceled, forfeited, expired or abandoned, and neither HNB nor HNB Bank has received notice challenging the validity or enforceability of the Intellectual Property. The consummation of the Merger will not result in the loss or impairment or the right of HNB or HNB Bank to own or use any of the Intellectual Property, and HNB and HNB Bank will have substantially the same rights to own or use the Intellectual Property following the consummation of the Merger as HNB and HNB Bank had prior to the consummation thereof.
          (c) For purposes of this Agreement, the term “Intellectual Property” means all of the following used in or held for use in the conduct of the business of HNB or HNB Bank: (A) trademarks, service marks, trade names, internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all good will, registrations, applications and renewals related to the foregoing; (B) patents (including any continuations, divisionals, continuations in part, renewals, reissues, and applications for any of the foregoing); (C) copyrights (including any registrations and applications for any of the foregoing); (D) computer software and programs, whether in source code or object code form (including any and all software implementation, algorithms, models and methodologies), data basis compilations (including any and all data and collections of data) and all documentation (including user manuals and training materials) related to the foregoing; and (E) technology, trade secrets and other confidential information, know-how, proprietary processes, formulas, algorithms, models, and methodologies.
     3.24 Real and Personal Property.
          (a) Real Property Owned and Leased. With respect to the Real Property and the Leased Property and except as set forth in Section 3.24(a) of the HNB Disclosure Schedule:
     (i) HNB or HNB Bank, as the case may be, has good and marketable title to the Real Property, free and clear of any security interest, mortgage, deed of trust, easement, covenant, or other restriction, except for installments of regular or special assessments of taxes not yet delinquent and recorded easements, covenants and other restrictions which do not impair the current use, occupancy, value, or marketability of title, of the Real Property;
     (ii) there are no pending or threatened foreclosures, condemnation proceedings, lawsuits or administrative actions relating to the Real Property or Leased Property or other matters affecting adversely the current use, occupancy or value thereof;
     (iii) the legal description for the Real Property describes the Real Property fully and adequately, the buildings and improvements thereon are located within the boundary lines of the Real Property, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications), and do not encroach on any easement which may burden the land. The Real Property does not serve any adjoining property for any purpose inconsistent with the use of the Real Property, and the Real Property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;
     (iv) all facilities or branch banks located on Real Property or Leased Property have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations;

     (v) other then rights inuring to HNB or HNB Bank under a lease thereof, if any, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of the Real Property or Leased Property;
     (vi) there are no outstanding options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein;
     (vii) no Person (other than HNB Bank) is in possession or occupying the Real Property or Leased Property;
     (viii) all leases of the Leased Property are legal, valid and binding; all rent payments are current; no leases of any Leased Property are in default; and all leases of Leased Property will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the Merger as immediately prior thereto.
          (o) Title to and Condition of Personal Property; Accounting. HNB Bank has as of the date hereof, and will have as of the Closing Date, good and marketable title to, or a valid leasehold interest in, the personal property used in connection with its business. To the knowledge of HNB and HNB Bank, such assets are in operating condition and suitable for the purposes for which they are presently used. HNB and HNB Bank’s account records are being maintained in accordance with applicable legal and accounting requirements. All accounting ledgers and other books and records of HNB and HNB Bank are true, complete and correct in all material respects.
     3.25 No Undisclosed Liabilities. Neither HNB nor HNB Bank has any material liability, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against HNB or HNB Bank giving rise to any such liability), except (i) liabilities reflected in the HNB Financial Statements and (ii) liabilities of the same types incurred in the ordinary course of business since December 31, 2006.
     3.26 Statements True and Correct. None of the information supplied or to be supplied by HNB for inclusion in any document to be delivered to HNB shareholders in connection with their consideration of the transactions contemplated by this Agreement or filed with any Federal Regulator or any other regulatory authority in connection with the transactions contemplated hereby, at the respective times such documents are filed, will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents that HNB is responsible for filing with any Federal Regulator or any other banking or regulatory authority in connection with the Merger will comply in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

     3.27 Commitments and Contracts. Neither HNB nor HNB Bank is a party or subject to any of the following (whether written or oral, express or implied):
          (a) Agreement Not Part of Financial Statements. Any agreement, indenture or other instrument not reflected in the HNB Financial Statements relating to the borrowing of money by HNB or HNB Bank or the guaranteeing by HNB or HNB Bank of any obligation (except trade payables or instruments related to transactions entered into in the ordinary course of business by HNB or HNB Bank, such as deposits, federal funds borrowings and repurchase agreements), other than agreements, indentures or instruments providing for annual payments of less than $25,000; or
          (b) Restrictive Agreements. Any agreement, arrangement or commitment containing covenants which limit the ability of HNB or HNB Bank to compete in any line of business or with any Person or containing any restriction on the geographical area in which, or method by which, HNB or HNB Bank may carry on its business.
     3.28 Conduct to Date. From and after December 31, 2006, except as disclosed in Section 3.28 of the HNB Disclosure Schedule, neither HNB nor HNB Bank has done the following:
          (a) Acted in Ordinary Course. Failed to conduct its business in the ordinary and usual course consistent with past practices;
          (b) Issued Securities. Issued, sold, granted, conferred or awarded any HNB Common Stock or other stock, or any corporate debt securities properly classified under GAAP applied on a consistent basis as long-term debt on the balance sheets of HNB or HNB Bank;
          (c) Changed Capitalization. Effected any stock split or adjusted, combined, reclassified or otherwise changed its capitalization;
          (d) Made Distributions on Stock. Except as permitted in Section 5.02, declared, set aside or paid any cash or stock dividend or other distribution in respect of its capital stock, or purchased, redeemed, retired, repurchased, or exchanged, or otherwise directly or indirectly acquired or disposed of any of its capital stock;
          (e) Incurred Liabilities. Incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or subjected to lien any of its assets or properties other than in the ordinary course of business consistent with past practice;
          (f) Discharged Liens or Liabilities. Discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in accordance with its terms in the ordinary course of business;

          (g) Disposed of Assets. Sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business;
          (h) Changed Compensation. Except as required by contract, (i) increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except for cost of living adjustments and merit or promotion increases in accordance with existing policies and practices, (ii) entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance or other similar contract, (iii) entered into, terminated or substantially modified any of the Employee Plans or (iv) agreed to do any of the foregoing;
          (i) Suffered Casualty Loss or Taking. Suffered any material damage, destruction or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, taking of property by any governmental authority, flood, windstorm, embargo, riot, act of God, act of war or other casualty or event, whether or not covered by insurance;
          (j) Cancelled Debts. Charged off, cancelled or compromised any debt or HNB Loan, except for debts or HNB Loans charged off or compromised in accordance with past practice and not having a value of more then $25,000 in any one instance;
          (k) Entered into Transaction Outside of Ordinary Course. Entered into any material transaction, contract or commitment outside the ordinary course of its business; or
          (l) Made or Guaranteed Loans. Made or guaranteed any loan to any of the Employee Plans.
     3.29 State Takeover Statutes. No fair price, moratorium, control share acquisition or other similar anti takeover statutes or regulations enacted under Missouri law as part of the GBCLM, or otherwise, and applicable to HNB or HNB Bank are applicable to the Merger or any other transactions contemplated hereby.
     3.30 Fairness Opinion. HNB has received the opinion of Austin Associates, LLC, its financial advisor (“Austin Associates”), as part of its services and at no additional cost to HNB beyond the fees HNB has otherwise agreed to pay Austin Associates upon the Closing of the Merger dated on the date hereof, which opinion can be delivered to HNB’s shareholders in connection with the solicitation of their approval of the Merger, stating to the effect that, as of the date hereof, the consideration provided for in this Agreement is fair from a financial point of view to the holders of HNB Common Stock. Copies of such opinion shall be delivered to Mercantile on the date of this Agreement.
     3.31 Vote Required. The affirmative vote of the holders of at least two-thirds of the outstanding shares of HNB Common Stock to approve or adopt this Agreement (the “Required Shareholder Approval”) is the only vote of the holders of any class or shares of HNB Common Stock necessary to consummate the transaction contemplated hereby.

SECTION 4
REPRESENTATIONS AND WARRANTIES
OF MERCANTILE AND MERCANTILE SUB
     Except as set forth in the item of the Disclosure Schedule of Mercantile and Mercantile Sub (the “Mercantile Disclosure Schedule”) that corresponds with the applicable subsection below and as an inducement to HNB and HNB Bank to enter into this Agreement and to consummate the transactions contemplated hereby, Mercantile and Mercantile Sub hereby represent and warrant that the following are true and correct as of the date hereof and shall be true and correct as of the Closing:
     4.01 Organization. Mercantile is a corporation registered as a bank holding company under the BHC Act and is duly organized, validly existing and in good standing under the laws of the State of Delaware. Mercantile has the corporate power to own its properties and assets, to incur all of its liabilities and to carry on its business as now being owned and conducted. Mercantile Sub has been duly organized and is validly existing and in good standing under the laws of the State of Missouri. Mercantile Sub has the full power to own its properties and assets, to incur all of its liabilities and to carry on its business as now being owned and conducted.
     4.02 Organizational Documents. Mercantile shall deliver to HNB prior to Closing a complete and correct copy of the Articles of Incorporation and By-Laws of Mercantile and Mercantile Sub certified as being true, complete and correct by their respective corporate secretaries.
     4.03 Limited Operations of Mercantile Sub. Mercantile Sub was formed on January 10, 2007 solely for the purpose of engaging in the transactions contemplated hereby. Mercantile Sub has not engaged in any other business activities except for (i) obligations or liabilities incurred in connection with its organization and the transactions contemplated hereby; and (ii) this Agreement and any other agreements and arrangements contemplated hereby or entered into in furtherance hereof, Mercantile Sub has not incurred any material obligations or liabilities or engaged in any business activities.
     4.04 Authority Relative to this Agreement. Mercantile and Mercantile Sub each has the corporate power to enter into this Agreement and to carry out their respective obligations hereunder. The Board of Directors and shareholders of Mercantile and Mercantile Sub, to the extent required by law, have approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Mercantile and Mercantile Sub and constitutes a valid and binding agreement of each, enforceable against each in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting creditors rights, generally, and principles of equity, regardless of whether asserted in equity or law.

     4.05 Consents and Approvals; No Violations. Except for the Requisite Regulatory Approvals and Merger Filing, no filing with, and no permit, authorization, consent or approval of or issuance of a certificate by any public or governmental body or authority is necessary for the consummation of the Merger. Neither the execution and delivery of this Agreement by Mercantile or Mercantile Sub, nor the consummation by Mercantile Sub of the Merger, nor compliance by Mercantile or Mercantile Sub with any of the provisions hereof, will: (a) conflict with or result in any breach of the Certificate of Incorporation or By-Laws of Mercantile or Mercantile Sub; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or give rise to the creation of any lien, charge, security interest or encumbrance upon the respective properties or assets of Mercantile or Mercantile Sub under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Mercantile or Mercantile Sub is a party or by which either of them or any of their properties or assets may be bound or affected; or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Mercantile, Mercantile Sub or any of their properties or assets. Mercantile knows of no reason relating to Mercantile, Mercantile Sub or any of their affiliates why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.
     4.06 Litigation. There are no lawsuits, actions, proceedings, claims or investigations of any kind pending or, to the knowledge of Mercantile or Mercantile Sub, threatened against Mercantile or Mercantile Sub that would, if adversely decided, have a material adverse effect on the Merger or Mercantile’s and Mercantile Sub’s ability to consummate the transactions contemplated hereby.
     4.07 CRA Rating. Each of the subsidiaries or affiliates of Mercantile that is an insured depository institution was rated “Satisfactory” or “Outstanding” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. Mercantile has received no notice, and has no knowledge, of any planned or threatened objection by any community group to the transactions contemplated hereby.
     4.08 Pro Forma Capital Requirements. Mercantile is, and, to its knowledge, on a pro forma basis giving effect for the Merger and any financing or capital injection contemplated by Mercantile, will be “well capitalized”, as defined for purposes of the FDIC, and in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Mercantile.
     4.09 Regulatory Statements and Reports. Mercantile and its affiliates have timely made all material required filings, together with any amendments required to be made with respect thereto, that any of such entities was required to file with (a) the Securities and Exchange Commission (the “SEC”), (b) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), (c) the FDIC, or (d) any state regulatory agency to which Mercantile or any of its affiliates files periodic reports (and all other material reports and statements required to be filed by any of them, including, without limitation, any report or statement required to be filed pursuant to the laws, rules and regulations of the United States, the SEC, the Federal Reserve Board, the FDIC or any state regulatory agency have been filed and Mercantile and its affiliates have paid all fees and assessments due and payable in connection therewith. Except as set forth on Section 4.09 of the Mercantile Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Federal Regulator or state regulatory agency with respect to any report or statement relating to any examination of Mercantile or any of its affiliates.
     4.10 Financing for the Merger. Mercantile has discussed funding for the Merger with potential funding sources and knows of no reason why the capital necessary for Mercantile to complete the Merger should not be able to be obtained.
     4.11 Statements True and Correct. None of the information supplied or to be supplied by Mercantile for inclusion in any document to be delivered to HNB shareholders in connection with their consideration of the transactions contemplated by this Agreement or filed with any Federal Regulator or any other regulatory authority in connection with the transactions contemplated hereby, at the respective times such documents are filed, will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents that Mercantile is responsible for filing with any Federal Regulator or any other banking or regulatory authority in connection with the Merger will comply in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.
SECTION 5
AGREEMENTS OF HNB AND HNB BANK
     5.01 Ordinary Course. Between the date this Agreement is signed and the Effective Time, the respective businesses of HNB and HNB Bank shall be conducted only in the ordinary course of business and consistent with past practices.
     5.02 Conduct of Business by Parties Pending the Closing. Except as set forth on Section 5.02 of the HNB Disclosure Schedule hereto and except as consented to in writing by Mercantile and Mercantile Sub after the date hereof, during the period from the date of this Agreement and continuing until the Closing:
          (a) Negative Covenants. Neither HNB nor HNB Bank shall: (i) sell or pledge or agree to sell or pledge any stock owned by it in any subsidiaries, as applicable; (ii) amend its Articles of Incorporation or Articles of Association, as the case may be, or its By-Laws; (iii) split, combine, recapitalize, exchange or reclassify any shares of its outstanding capital stock; (iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of its capital stock; provided, however, that HNB may declare and pay to the holders of HNB Common Stock a cash dividend, in each case, with the usual record and payment dates for such dividend in accordance with past dividend practices but not in excess of (1) $.75 per share for the fiscal quarter ending March 31, 2007 (the “First Dividend Payment Period”) and (2) $.75 per share for the fiscal quarter ending June 30, 2007 (the “Second Dividend Payment Period” and, together with the First Dividend Payment Period, the “Dividend Payment Periods”) unless the Effective Time occurs within a Dividend Payment Period, in which case (1) or (2) shall not apply, as the case may be, and HNB may only pay for such Dividend Period in which the Effective Time occurs a cash dividend not in excess of $.25 per share for each full calendar month which has lapsed within such Dividend Period prior to the Effective Time. No dividends of any kind shall be paid by HNB or HNB Bank for any period after June 30, 2007, being the end of the Second Dividend Period; (v) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities or shares of the capital stock or other securities of any of its subsidiaries, as applicable; (vi) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver or agree or commit to issue, sell, pledge, or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class (including, without limitation, treasury shares) or exchangeable into shares of stock of any class or any other securities carrying voting rights (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise); (vii) acquire, dispose of, transfer, sell, lease, license, mortgage, pledge or encumber any fixed or other substantial assets other than in the ordinary course of business and consistent with past practices; (viii) incur, assume or prepay any material indebtedness, liability or obligation or any other material liabilities or issue any debt securities other than in the ordinary course of business and consistent with past practices; (ix) assume, guarantee, endorse or otherwise, become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than a wholly owned subsidiary) in a material amount other than in the ordinary course of business and consistent with past practices; (x) make any material advances or capital contributions to, or investments in, any other Person, other than to wholly owned subsidiaries, other than in the ordinary course of business and consistent with past practices; (xi) fail to maintain adequate insurance consistent with past practices for its businesses and properties; (xii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, in principal amounts in excess of $1,000,000 or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than $1,000,000 (excluding for this purpose any accrued interest or overdrafts); or (xiii) purchase or otherwise acquire any investment security for its own account or any asset-backed securities other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation.
          (b) Preservation of Business. HNB and HNB Bank shall use their best efforts to preserve intact the business operations and business organization of HNB and HNB Bank, including, without limitation, to have available the services of the present employees and agents of HNB and HNB Bank and to maintain the relations and goodwill of the suppliers, customers and any others having business relations with HNB and HNB Bank.
          (c) Restrictions on Actions. Neither HNB nor HNB Bank shall take or omit to take any action or agree, in writing or otherwise, to take or omit to take any action which would make any representation or warranty of HNB or HNB Bank, herein untrue or incorrect in any material respect.
          (d) Compensation Plans. HNB will not, and will not permit HNB Bank, to: (i) enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, change of control, severance or other employee benefit plan, agreement, trust, plan, fund or other arrangement between HNB or HNB Bank and one or more of their respective officers, directors or employees, in each case so as to increase benefits thereunder (collectively, “Compensation Plans”); (ii) grant or become obligated to grant any increase in the compensation or fringe benefits of directors, officers or employees of HNB and HNB Bank (including any such increase pursuant to any Compensation Plans) or grant any increase in the compensation payable or to become payable to any of its or HNB Bank’s employees or officers, except, with respect to employees , including officers (other than the Executive Officers), for increases in compensation in the ordinary course of business consistent with past practice, or enter into or cause HNB Bank to enter into any contract, commitment or arrangement to do any of the foregoing, except for normal increases and non-stock benefit changes in the ordinary course of business consistent with past practice; (iii) institute for itself or HNB Bank any new employee benefit, welfare program or Compensation Plan; (iv) make any change in any Compensation Plan or other employee welfare or benefit arrangement or enter into any employment or similar agreement or arrangement with any employee of HNB or HNB Bank; or (v) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of HNB or HNB Bank of compensation or benefits contingent, or the terms of which are materially altered in favor of such individual, upon the occurrence of the Merger contemplated by this Agreement.
     5.03 Access and Information. HNB and HNB Bank shall give Mercantile and Mercantile Sub as well as their financial advisors, legal counsel, accountants, consultants and other representatives access, upon reasonable notice, during normal business hours throughout the period from the date hereof to the Closing, to all of HNB’s and HNB Bank’s books, records, properties, facilities, personnel commitments and records (including but not limited to tax returns and HNB Loan portfolio) and, during such period, each shall furnish promptly to such Person all information concerning such businesses, properties and personnel as such Persons may reasonably request. No investigation pursuant to this Section 5.03 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the transactions contemplated hereby. All information furnished by HNB or HNB Bank pursuant hereto shall be treated as the sole property of the Party furnishing the information until consummation of the Merger.
     5.04 Standstill Agreement.
          (a) No Solicitation. Neither HNB, HNB Bank nor any of their respective officers and directors shall, and they shall each direct and use their best efforts to cause their employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant) not to (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of, or which reasonably could be expected to lead to, any proposal or offer (including, without limitation, any proposal or offer to their shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of substantially all of the assets or capital stock of HNB or HNB Bank (any such proposal or offering being hereinafter referred to as an “Acquisition Proposal”) or (ii) engage in any negotiations or discussions concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. HNB will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any

Persons conducted heretofore with respect to any of the foregoing (other then with Mercantile or Mercantile Sub pursuant hereto) and will take the necessary steps to inform the Person referred to in the first sentence hereof of the obligations undertaken in this Section 5.04.
          (b) Consideration of Acquisition Proposal. Notwithstanding the provisions of Section 5.04(a), nothing contained in this Section 5.04 shall prohibit the Board of Directors of HNB from (i) furnishing information to, or entering into discussions or negotiations with, any Person that makes an unsolicited written, bona fide proposal, to acquire HNB and/or HNB Bank or substantially all of their assets pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer, stock or asset purchase agreement or other similar transaction if, and only to the extent that (A) the Board of Directors of HNB or HNB Bank, after consultation with and based upon the advice of independent legal counsel (who may be HNB’s regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Board of Directors of HNB or HNB Bank to comply with its fiduciary duties to stockholders under applicable law, (B) the Board of Directors of HNB or HNB Bank, after consultation with their financial advisors, determines in good faith that such Acquisition Proposal is (x) bona fide; (y) would if accepted and consummated result in a transaction that is more favorable to the shareholders of HNB entitled to receive the Per Share Merger Consideration hereunder (in their capacities as shareholders) than the transactions contemplated hereby; and (z) reasonably capable of being completed, without undue delay, and (C) prior to taking such action, HNB or HNB Bank provides reasonable notice to Mercantile Sub and Mercantile to the effect that it is taking such action and receives from such Person submitting the proposal an executed confidentiality agreement in reasonably customary form (an Acquisition Proposal meeting each of the foregoing requirements is herein referred to as a “Superior Proposal”); or (ii) publicly announcing or failing to make, withdrawing or modifying its recommendation referred to in Section 5.06 hereof or recommending, approving or proposing to recommend or approve an Acquisition Proposal if there exists an Acquisition Proposal and the Board of Directors of HNB determines that it is a Superior Proposal in accordance with Section 5.04(b)(i) hereof (any such action, under (ii), an “Adverse Action”).
          (c) Procedure for Superior Proposal. If the Board of Directors of HNB decides to take an Adverse Action, then prior to taking such Adverse Action, HNB shall give written notice to Mercantile and Mercantile Sub specifying the pricing, terms, conditions and all material provisions of the Superior Proposal, providing to Mercantile and Mercantile Sub a copy of the third-party’s Superior Proposal with such notice. Mercantile and Mercantile Sub shall then have five (5) business days after receipt of such notice to submit to the Board of Directors of HNB a counter proposal (the “Mercantile’s Counter Proposal”). The Board of Directors of HNB shall then have five business days to evaluate Mercantile’s Counter Proposal and to notify Mercantile and Mercantile Sub as to whether it accepts Mercantile’s Counter Proposal. If the Superior Proposal includes securities or other than cash consideration, Mercantile’s Counter Proposal shall be deemed to be equivalent if Mercantile or Mercantile Sub provides its own securities or other non cash consideration of reasonably equivalent economic value. If the Board of Directors of HNB determines in its reasonable judgment that Mercantile’s Counter Proposal is at least equal to the Superior Proposal, i.e. the total value or consideration to be received by the holders of HNB Common Stock is substantially the same, then the Board of Directors of HNB will immediately accept Mercantile’s Counter Proposal, foregoing the Superior Proposal, and proceed with the terms of this Agreement, as modified by Mercantile Counter Proposal. However, if Mercantile and Mercantile Sub elect not to submit Mercantile’s Counter Proposal or if the Board of Directors of HNB determines in its reasonable judgment that Mercantile’s Counter Proposal that was submitted does not equal or exceed the Superior Proposal, then the Board of Directors of HNB shall give Mercantile and Mercantile Sub notice thereof and thereupon HNB shall be free to take any Adverse Action contemplated by Section 5.04(b)(ii).
     5.05 Breaches. HNB and HNB Bank shall, in the event either has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Mercantile and Mercantile Sub and use their best efforts to prevent or promptly remedy the same.
     5.06 Submission to Shareholders. HNB, acting through its Board of Directors and in accordance with applicable law, its Articles of Incorporation and By-Laws shall duly call, give notice of, convene and hold as soon as practicable (but in any event prior to the 60th day following the date on which regulatory applications are submitted by Mercantile to the appropriate regulatory agencies), a meeting of its shareholders for the purpose of voting to approve and adopt, by the Required Shareholder Approval, this Agreement and the Merger. HNB shall take all lawful action to solicit adoption of this Agreement by the Required Shareholder Approval. Unless the Board of Directors of HNB shall have determined, after consulting with outside counsel, that it is required by applicable law and fiduciary principles not to do so, HNB’s Board of Director(s) prior to, and in connection with, such shareholders’ meeting shall (i) recommend to HNB’s shareholders the approval of this Agreement and the Merger and use its best efforts to obtain such Required Shareholder Approval; and (ii) not withdraw, modify or qualify (or propose to withdraw modify or qualify) such recommendation or take any action or make any statement in connection with such shareholders’ meeting inconsistent with such recommendation.
     5.07 Assistance in Regulatory Matters. HNB and HNB Bank will cooperate and will assist Mercantile and Mercantile Sub in filing and processing its applications for the Requisite Regulatory Approvals with all federal and state regulatory agencies from which Mercantile and Mercantile Sub is required to obtain approval for the Merger. HNB and HNB Bank shall furnish to Mercantile in a timely manner all information, data and documents reasonably requested by Mercantile and Mercantile Sub and shall cooperate fully with Mercantile and Mercantile Sub in obtaining Requisite Regulatory Approvals and in consummating the Merger.
     5.08 Accounting Methods/ALL. Neither HNB nor HNB Bank shall change its methods of accounting in effect at December 31, 2006, except as required by changes in GAAP as concurred in by such Party’s independent auditors. HNB and HNB Bank shall provide Mercantile Sub written notice of any such accounting change. Neither HNB nor HNB Bank shall change its fiscal year of June 30. HNB Bank shall make an additional provision to its ALL as provided in the Confidential Exhibit attached hereto. This adjustment to ALL shall be reflected in the HNB Balance Sheet accompanying the Equity Certification provided by HNB to

Mercantile Sub pursuant to Section 8.03 and shall be subject to verification by Mercantile Sub during the Review Period.
     5.09 Subsequent Financial Statements. As soon as available after the date hereof, HNB will deliver to Mercantile and Mercantile Sub monthly the unaudited Financial Statements of HNB Bank for each month after December 2006 as prepared for its internal use, and the Report of Condition and Income of HNB Bank for each quarterly period completed prior to the Closing, as well as all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by law (collectively, the “Subsequent HNB Financial Statements”). The Subsequent HNB Financial Statements shall be prepared in accordance with GAAP and on a basis consistent with past accounting practices, shall fairly present the financial condition and results of operations for the dates and periods presented and shall not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such financial statements misleading in any material respect.
     5.10 Voting Agreements. Subject to the provisions of Section 5.04 of this Agreement, HNB shall use its best efforts to obtain from P. Michael McKay and Margaret R. McKay and A. Wells Pettibone, Jr. and any of their affiliates who own shares of HNB Common Stock, an agreement substantially in the form of Exhibit 5.10 (the “Voting Agreement”) whereby each such Person agrees to vote the shares of HNB Common Stock for which they have voting power in favor of the Merger in any shareholder vote to approve the Merger.
SECTION 6
AGREEMENTS OF MERCANTILE AND MERCANTILE SUB
     6.01 Regulatory Approvals. Mercantile and Mercantile Sub shall promptly file all regulatory applications required for the Requisite Regulatory Approvals necessary in order to consummate the Merger, including, but not limited to, the necessary applications for the prior approval of the Federal Reserve Board and other Federal Regulators. Mercantile or Mercantile Sub shall keep HNB reasonably informed as to the status of such applications and Requisite Regulatory Approvals and shall deliver to HNB simultaneously with such filings copies of such applications and any supplementally filed materials.
     6.02 Breaches. Mercantile and Mercantile Sub, in the event either has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of their representations or agreements contained or referred to herein, give prompt written notice thereof to HNB and use their best efforts to prevent or promptly remedy the same.
     6.03 Employee Benefits. After the Effective Time, Mercantile shall provide the benefits described in this Section 6.03 with respect to each Person who remains an employee of HNB or HNB Bank following the Closing Date (each a “Continued Employee”). Subject to Mercantile’s ongoing right to adopt subsequent amendments or modifications of any plan referred to in this Section 6.03 or to terminate any such plan, in Mercantile’s sole discretion, each Continued Employee shall be entitled, as a new employee of a subsidiary of Mercantile, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, or other employee benefit or fringe benefit programs as may be in effect generally for employees of all of Mercantile’s subsidiaries (the “Mercantile Plans”), if and as a Continued Employee such person shall be eligible and, if required, selected for participation therein under the terms thereof. HNB Bank’s employees shall participate therein on the same basis as similarly situated employees of other subsidiaries of Mercantile. All such participation shall be subject to the terms of such Mercantile Plans as may be in effect from time to time, and this Section 6.03 shall not give Continued Employees any rights or privileges superior to those of other employees of subsidiaries of Mercantile. Mercantile may terminate or modify all Mercantile Plans, and Mercantile’s obligation under this Section 6.03 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, Mercantile shall credit each Continued Employee with his or her term of service with HNB or HNB Bank, for purposes of eligibility, vesting and any age or period of service requirements for commencement of participation with respect to any Mercantile Plan in which Continued Employees may participate and with respect to those Continued Employees who are now participants in HNB’s group medical/health insurance plan there shall be no exclusion of coverage for pre-existing conditions. Nothing in this Agreement shall obligate Mercantile, HNB Bank or any other entity to employ any Person or to continue to employ any Person for any period of time subsequent to the Effective Time.
     6.04 Directors’ and Officers’ Indemnification.
          (a) Indemnifcation Provisions. From and after the Effective Time, Mercantile agrees that it will (i) indemnify and hold harmless, against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors, officers and employees of HNB and HNB Bank (in all of their capacities) (a) to the same extent such Persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by HNB or HNB Bank pursuant to their respective Articles of Incorporation or Articles of Association or Bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of HNB and HNB Bank and (b) without limitation to clause (a), to the fullest extent permitted by law, in each case, for acts or omissions at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger contemplated hereby) and (ii) include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) Articles or Certificate of Incorporation and Bylaws for a period of four (4) years after the Effective Time, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Articles of Incorporation and Bylaws of HNB. The obligations of Mercantile under this Section 6.04 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.04 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnities to whom this Section 6.04 applies shall be third party beneficiaries of this Section 6.04.
          (b) Tail Insurance. Mercantile, at its cost, shall cause the Persons serving as officers or directors of HNB or HNB Bank to be covered for a period of not less than three (3) years from the Effective Time by the directors’ and officers’ liability insurance policy currently maintained by HNB and HNB Bank, by a “tail” on such policy or a comparable policy with respect to acts or omissions occurring prior to the Effective Time. Mercantile also shall continue to provide indemnification, supported by a policy of directors’ and officers’ liability insurance, to such Persons who continue after the Effective Time as officers and directors of HNB Bank to the same extent Mercantile provides such indemnification to the directors and officers of Mercantile and its affiliates.
          (c) Successor To Be Bound. If Mercantile or any of its successor or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any other Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Mercantile shall assume all of the obligations set forth in this Section 6.04.
     6.05 Financing Commitment. Within twenty-one (21) days after the date of this Agreement, Mercantile and/or Mercantile Sub shall obtain on terms and conditions reasonably satisfactory to it, a commitment for all of the financing needed in order to consummate the Merger (the “Financing Commitment”). A copy of the Financing Commitment shall be provided to HNB.
     6.06 Honoring Terms of Employment Agreements. Mercantile acknowledges the existence of employment agreements between HNB and Ronald B. Verdier, President and CEO of HNB and HNB Bank, and John D. Zimmer, Executive Vice President of HNB Bank and Secretary of HNB, and Mercantile agrees to abide by the terms and conditions of such employment agreements and pay the “change in control” payments due to Mr. Verdier and Mr. Zimmer under such employment agreements in full at the Closing of the Merger.
SECTION 7
ADDITIONAL AGREEMENTS
     7.01 Legal Conditions. Each of Parties hereto shall use all reasonable efforts: (a) to take all actions reasonably necessary to comply promptly with all legal requirements which may be imposed on such Party with respect to the transactions contemplated by this Agreement; and (b) to promptly prepare and file all necessary documentation, to effect all Requisite Regulatory Approvals and to obtain (and to cooperate with the other Party to obtain) any consents, authorizations, orders or approval of, or any exemptions by, any other public or private third party which is required to be obtained or made by such Party in connection with the Merger; provided, however, that a Party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption would, in such Party’s reasonable opinion, (x) be materially burdensome to such Party and its subsidiaries taken as a whole or impact in such a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the transactions contemplated hereby, or (y) result in the imposition of a condition or restriction on such Party of the type referred to in Section 7.01(a). Each of the Parties will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them in connection with the foregoing.
     7.02 Advise of Changes; Government Filings. The Parties shall confer on a regular and frequent basis with each other, report on operational matters and promptly advise the others orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on such Party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such Party contained herein. Except where prohibited by applicable statutes and regulations, each Party shall promptly provide the other Parties (or its counsel) with copies of all other filings made by such Party with any state of federal government entity in connection with this Agreement or the transactions contemplated hereby. No disclosure by any Party pursuant to this Section 7.02 shall be deemed to amend or supplement the Party’s Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.
     7.03 Confidentiality. Prior to Closing, HNB and HNB Bank will provide to Mercantile Sub and Mercantile Sub and/or Mercantile may provide to HNB information which may be deemed by the Party providing such information to be confidential. Each Party agrees that it, their respective counsel, independent certified public accountants, bankers and other professional advisors provided with such information will not use or disclose any information provided to it by another Party to this Agreement for a purpose other than in connection with the transactions contemplated by this Agreement, except that the obligations contained in this Section 7.03 shall not prevent Mercantile or Mercantile Sub from issuing the press release referred to in Section 7.04 or in any way restrict the rights of any Party or Person to use or disclose information that was known to such Party prior to the disclosure by the other Party; is or becomes generally available to the public other than by breach of this Agreement; or otherwise becomes lawfully available to a Party on a non-confidential basis from a third Party who is not under an obligation of confidence to the other Party to this Agreement.
     7.04 Public Announcements. So long as this Agreement is in effect, the Parties agree that they will each obtain the approval of the other Parties prior to issuing any press release and that they will use their best efforts to consult with one another before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, except as may be required by law or any governmental agency if required by such agency. The Parties agree that the terms and conditions of the Merger shall remain confidential; provided, however, that disclosure may be made to (i) regulatory agencies in connection with obtaining any Requisite Regulatory Approvals, (ii) the representatives and advisors of the Parties with a need to know, as may be required in order to consummate and carry out the Merger, (iii) the shareholders of HNB in connection with the meeting of such shareholders to be held pursuant to Section 6.05 of this Agreement; (iv) the Securities and

Exchange Commission to meet Mercantile’s obligations pursuant to any listing agreement or the rules of any national securities exchange; or (v) as otherwise required by law. Notwithstanding the foregoing, the parties have agreed that Mercantile or Mercantile Sub may issue the press release attached hereto as Exhibit 7.04 promptly following the execution and delivery of this Agreement.
     7.05 Expenses. Except as provided in Sections 9.02, 9.04 and 9.06, each of the Parties hereto shall pay its own costs and expenses incurred in connection with this Agreement and the Merger, including, without limitation, its attorneys’ and other professionals’ fees.
     7.06 Consummation of Agreement. All Parties shall perform and fulfill all conditions and obligations on their respective parts to be performed or fulfilled pursuant to this Agreement and to effect the Merger in accordance with the terms and provisions hereof.
     7.07 Brokers or Finders.
          (a) HNB’s Broker. HNB represents, as to itself, and HNB Bank, that except for compensation payable to Austin Associates no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of HNB or HNB Bank, Austin Associates’ fees and expenses will be paid by HNB or HNB Bank in accordance with HNB or HNB Bank’s agreements with such firm (copies of which have been delivered by HNB Bank to Mercantile or Mercantile Sub prior to the date of this Agreement).
          (b) Mercantile’s Broker. Mercantile and Mercantile Sub represent that no agent, broker, investment banker, financial advisor or other firm or Person engaged by Mercantile or Mercantile Sub is or will be entitled to receive from HNB Bank any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Mercantile and Mercantile Sub.
SECTION 8
CONDITIONS TO CONSUMMATION OF THE MERGER
     8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one of which may be waived by Mercantile Sub:
          (a) No Legal Impediments to Closing. No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger.

          (b) No Governmental Action. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of any Requisite Regulatory Approvals, imposes any condition or restriction upon Mercantile or Mercantile Sub (or, in the case of any disposition of assets required in connection with any such Requisite Regulatory Approval, upon HNB or HNB Bank, including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Merger as to render inadvisable the consummation thereof.
          (c) Paying Agent Agreement. The Paying Agent Agreement referred to in Section 2.02 hereof shall be executed by the Paying Agent and the Parties hereto.
     8.02 Conditions to Obligations of HNB to Effect the Merger. The obligation of HNB to effect the Merger shall be further subject to the satisfaction at or prior to the Closing of the following additional conditions, any of which may be waived by HNB:
          (a) Mercantile’s and Mercantile Sub’s Performance. Mercantile and Mercantile Sub shall have performed all of its obligations under this Agreement required to be performed by it at or prior to the Closing and the representations and warranties of Mercantile and Mercantile Sub contained in this Agreement shall be true and correct in all material respects at and as of the Closing as if made at and as of such time, except as otherwise contemplated by this Agreement. Moreover, HNB shall have received: (i) a certificate of the President or other authorized officer of Mercantile as to the satisfaction of this condition by Mercantile and Mercantile Sub; (ii) a certified copy of the resolution or unanimous written consent of Mercantile and Mercantile Sub’s board of directors and shareholders to the extent required by law approving the Merger; and (iii) an incumbency certificate of Mercantile and Mercantile Sub.
          (b) Mercantile’s Consents. Mercantile or Mercantile Sub shall have obtained the consent or approval of each Person whose consent or approval shall be required in connection with the Merger under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on Mercantile or Mercantile Sub or upon the consummation of the Merger.
          (c) Payment of Merger Consideration. Mercantile or Mercantile Sub shall have deposited or caused to be deposited with the Paying Agent the Merger Consideration.
          (d) Payment Under Employment Agreements. Mercantile or Mercantile Sub shall have made the payments under the employment agreements referenced in Section 6.06 hereof.
     8.03 Conditions to Obligations of Mercantile Sub to Effect the Merger. The obligations of Mercantile Sub to effect the Merger shall be further subject to the satisfaction at or prior to the Closing of the following additional conditions, any of which may be waived by Mercantile Sub:

          (a) Certification of Shareholders’ Equity.
               (i) Mercantile Sub shall have received a certification (the “Shareholders’ Equity Certification”) from the treasurer or chief financial officer of HNB dated as of three (3) business days before the Closing Date stating the amount of HNB’s Shareholder’s Equity as of such date. The Shareholders’ Equity Certification shall be accompanied by (x) a balance sheet of HNB and HNB Bank on a consolidated basis as of such date showing the HNB’s Shareholders’ Equity (“HNB Balance Sheet”); and (y) reasonable supporting documentation setting forth the manner in which HNB’s Shareholders’ Equity was calculated and determined in each instance prepared by HNB’s Accountant. For purposes of this provision, HNB’s Shareholders’ Equity shall mean the sum determined by taking the total shareholder’s equity (including capital stock, additional paid in capital and retained earnings (after deducting treasury stock)) which appears on HNB Balance Sheet as of the determination date prepared in accordance with GAAP, excluding (1) the other comprehensive income account, (2) any change of control payments due Ronald B. Verdier or John D. Zimmer under the employment agreements described in Section 6.06 hereof, (3) termination or other fees due under the CSI (data processing agreement) or Digital Insight Contracts in each case incurred or to be incurred in connection with the consummation of the Merger, (4) certain adjustments to HNB’s ALL as specified and provided for in the Confidential Exhibit, but including all proper accruals for the transactional costs associated with the Merger, such as Austin Associates’ fees, all legal fees, accountant fees and related costs.
               (ii) Upon receipt of the Shareholders’ Equity Certification, HNB’s Balance Sheet and supporting documentation, Mercantile Sub shall have a Review Period in which to make its own independent investigation and determination of HNB’s Shareholders’ Equity by means of reviewing HNB’s books and records along with such other information as Mercantile Sub or its representatives deem relevant to make such determination. During the Review Period, HNB shall make available to Mercantile Sub or its representatives HNB’s books and records and other information for this purpose. HNB’s Shareholders’ Equity as set forth on the HNB’s Balance Sheet shall be deemed conclusive unless Mercantile Sub gives HNB a Dispute Notice within the Review Period specifying therein the particulars of any disagreements. If Mercantile Sub does not give HNB a Dispute Notice within said Review Period then the Closing of the Merger shall proceed as scheduled. However, if Mercantile Sub does give HNB a timely Dispute Notice as to any amount on the HNB Balance Sheet or as to the calculation of HNB’s Shareholders’ Equity, as the case may be, and such dispute can not be resolved by the Parties through reasonable efforts within five (5) business days after the giving of the Dispute Notice, then such dispute or disputes shall be submitted to an Independent Accountant. The Parties will use reasonable efforts to cause the Independent Accountant to resolve all disputed issues within 10 days after the matter has been submitted or as soon thereafter as practicable. In this regard, each Party shall cooperate with the other and shall submit all documentation or information to the Independent Accountant as shall be reasonably required by such Independent Accountant to make its determination promptly upon request. The determination of the Independent Accountant as to HNB’s Shareholders’ Equity shall be final, conclusive and binding on the parties hereto. The cost of the Independent Accountant shall be borne equally by the Parties. If Mercantile Sub gives HNB a Dispute Notice, the Closing of the Merger shall be postponed and delayed and shall not be rescheduled until such dispute is resolved and a final determination of HNB’s Shareholders’ Equity has been determined in the manner set out above.
          (b) HNB’s and HNB Bank’s Performance. HNB and HNB Bank shall have performed in all material respects their respective obligations under this Agreement required to be performed and complied with by each at or prior to the Closing and the representations and warranties of HNB and HNB Bank contained in this Agreement shall be true and correct in all material respects at and as of the Closing as if made at and as of such time, except as otherwise contemplated by this Agreement. Moreover, Mercantile Sub shall have received (i) a certificate of the President or other authorized officer of HNB, as to HNB and HNB Bank as to the satisfaction of this condition; (ii) a certified copy of the resolutions or unanimous written consents of the board of directors of HNB and HNB Bank; (iii) satisfactory evidence of Required Shareholder Approval; and (iv) an incumbency certificate of HNB and HNB Bank.
          (c) Required Consents and Approvals. All necessary approvals, consents and authorizations required by law for consummation of the Merger, including the Required Shareholder Approval and all Requisite Regulatory Approvals shall have been obtained. All Requisite Regulatory Approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such Requisite Regulatory Approvals shall contain any conditions, restrictions or requirements which the Board of Directors of Mercantile Sub reasonably determines in good faith would reduce the benefits of the transactions contemplated hereby to such a degree that Mercantile Sub would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.
          (d) Employment Agreements. Amended and Restated Employment Agreements in the forms attached as Exhibit 8.03(d) by and between HNB and each of Ronald B. Verdier and John D. Zimmer shall have been executed and copies thereof delivered to Mercantile Sub.
          (e) Shares. The HNB Common Stock shall constitute one hundred percent (100%) of the issued and outstanding capital stock of HNB and HNB shall own one hundred percent (100%) of the issued and outstanding capital stock of HNB Bank.
          (f) Dissenting Shares. The total number of Dissenting Shares shall not exceed five percent (5%) of the issued and outstanding shares of HNB’s Common Stock as of the Effective Time.
          (g) Restraining Actions. No action, suit or proceeding before any court or governmental or regulatory authority shall be pending, and no investigation by any governmental or regulatory authority shall have been commenced or threatened, against Mercantile, Mercantile Sub, any of the officers or directors of Mercantile or Mercantile Sub, or HNB or HNB Bank or any of the officers or directors of HNB or HNB Bank seeking to restrain, prevent or change the Merger or seeking damages in connection with the Merger.

SECTION 9
TERMINATION, AMENDMENT AND WAIVER
     9.01 Termination. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Closing:
          (a) Mutual Consent. By mutual written consent of HNB and Mercantile Sub;
          (b) Delay in Closing. By HNB or Mercantile Sub if the Merger shall not have been consummated on or before December 31, 2007;
          (c) Mercantile Sub’s Breach. By HNB, upon a breach by Mercantile or Mercantile Sub of (i) any representation or warranty set forth in this Agreement such that any of the conditions set forth in Section 8.02 would not be satisfied or (ii) any material covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.02 would not be satisfied (in either case other then as a result of a material breach by HNB or HNB Bank), which breach is not curable or, if curable, is not cured within the earlier to occur of thirty (30) days after written notice of such breach is given by HNB to Mercantile and Mercantile Sub or the Closing;
          (d) HNB’s Breach. By Mercantile Sub, upon a breach by HNB or HNB Bank of (i) any representation or warranty set forth in this Agreement such that the conditions set forth in Section 8.03 would not be satisfied or (ii) any material covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.03 would not be satisfied (in either case other then as a result of a material breach by Mercantile or Mercantile Sub of any of their respective obligations under this Agreement), which breach is not curable or, if curable, is not cured within the earlier to occur of thirty (30) days after written notice of such breach is given by Mercantile Sub to HNB or HNB Bank or the Closing;
          (e) Legal Restraint. By either HNB or Mercantile Sub if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or take any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and non-appealable.
          (f) Failure of Conditions. In the event that any of the conditions to the obligations of a Party (other then the Required Shareholder Approval) are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in subsection (c) and (d) hereof has lapsed, then such Party may terminate and cancel this Agreement by delivery of written notice of such action to the other Parties.
          (g) Failed Shareholder Vote. By either HNB or Mercantile Sub, upon written notice to the other Party, if the Required Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a meeting of HNB shareholders’ duly convened therefore or at any adjournment thereof.

          (h) Denial of Regulatory Approval. If any regulatory application filed pursuant to Section 6.02 hereof should be finally denied or disapproved, and any Requisite Regulatory Approval not obtained, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information or undertaking by Mercantile or Mercantile Sub, as a condition for approval, shall not be deemed to be a denial or disapproval so long as Mercantile or Mercantile Sub diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review or similar such act on the part of Mercantile or Mercantile Sub (hereinafter referred to as the “Appeal”), then the application will be deemed denied unless Mercantile prepares and timely files and continues to pursue an Appeal seeking the necessary approval.
          (i) Voting Agreement. By Mercantile Sub, upon written notice to HNB, if within thirty (30) days after the date of this Agreement, Mercantile shall not have received the executed Voting Agreement.
          (j) Regulatory Enforcement Matters. In the event that HNB or HNB Bank shall become a party or subject to any material written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any regulatory authority which has or is reasonably likely to have a material adverse effect on HNB or HNB Bank taken as a whole.
          (k) Adverse Actions. By either HNB or Mercantile Sub, upon written notice to the other Party, if an Adverse Action shall have occurred.
          (l) Financing Commitment. By either HNB or Mercantile Sub, upon written notice, if within twenty-one (21) days after the date of this Agreement, Mercantile and/or Mercantile Sub has not obtained the Financing Commitment.
     9.02 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and, there shall be no liability or obligation on the part of any Party or their respective officers or directors (except as set forth in this Section 9.02 and in Sections 7.03, 7.05 and 9.06 hereof which shall survive the termination). Moreover, nothing contained in this Section 9.02 shall prejudice or limit the ability of a non-breaching Party from seeking damages from any other Party for any willful breach of this Agreement, including, without limitation, attorneys’ fees and the right to pursue any remedy at law or in equity. Following termination of this Agreement and upon request herefore, each Party will redeliver all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same.
     9.03 Shareholders’ Equity. In the event that HNB’s Shareholders’ Equity calculated in accordance with Section 8.03(a) is less than $15,000,000 resulting in Merger Consideration of less than $28,600,000, then this Agreement may be terminated by either HNB or Mercantile Sub upon written notice from the terminating party to the other party.

     9.04 Termination Fee. In the event of any termination of this Agreement by (i) Mercantile Sub under Section 9.01(g) or 9.01(k); (ii) HNB under Section 9.01(g) or 9.01(k) or (iii) either Party pursuant to Section 9.01(b), HNB shall pay promptly, but in no event later than two (2) business days after the date of such termination, to Mercantile Sub a fee equal to $1,250,000 (the “Termination Fee”) in cash, by wire transfer, in immediately available funds to an account designated by Mercantile Sub; provided, however, in the case of a termination under Section 9.01(b) or 9.01(g) (A) such payment shall be made only if following the date hereof and prior to the termination of this Agreement, HNB receives an Acquisition Proposal and (x) within twelve (12) months following the termination of this Agreement the transaction contemplated by the Acquisition Proposal is consummated or (y) within twelve (12) months following the termination of this Agreement, HNB enters into an agreement based upon the Acquisition Proposal and the transaction contemplated thereby is consummated within twenty-four (24) months following the termination of this Agreement; and (B) such payment shall be made promptly, but in no event later then two (2) business days after the consummation of such transaction. HNB acknowledges that the agreements contained in this Section 9.04 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Mercantile and Mercantile Sub would not enter into this Agreement; accordingly, if HNB fails to promptly pay the amount due pursuant to this Section 9.04, and, in order to obtain such payment, Mercantile commences a suit which results in a judgment against HNB for the Termination Fee, then HNB shall pay to Mercantile its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the Termination Fee at the rate of 7.50% per annum from the date it was first due until paid.
     9.05 Extension; Waiver. At any time prior to the Closing, the Parties hereto may extend the time for the performance of any of the obligations or other acts of the other Parties hereto, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
     9.06 Attorneys’ Fees – Prevailing Party. In the event a lawsuit is filed or litigation initiated by any Party hereto with respect to this Agreement or the breach thereof by any Party, then the prevailing party, in such case, shall be entitled to recover as part of its judgment or award, its reasonable attorneys’ fees and expenses incurred in connection with that litigation.
SECTION 10
GENERAL PROVISIONS
     10.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements made herein by the Parties hereto shall not survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the Parties hereto which by its terms contemplates performance after the Effective Time or the termination of this Agreement.

     10.02 Amendment. This Agreement may not be amended except in an instrument signed on behalf of the Parties.
     10.03 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	If to Mercantile or Mercantile Sub, to:
Mercantile Bancorp, Inc.
440 Maine Street
P.O. Box 371
Quincy, IL 62306
Attn: Dan S. Dugan, President and Chief Executive Officer
Fax No. 217-223-7340
e-mail: dan.dugan@mercbanx.com

with a copy to:
Schmiedeskamp, Robertson, Neu & Mitchell
525 Jersey
P.O. Box 1069
Quincy, IL 62306
ATTN: William M. McCleery, Jr.
Fax No.: 217-223-1005
e-mail: wmccleery@srnm.com

(b)	If to HNB or HNB Bank:
Hannibal Financial Services, Inc.
100 North Main Street
Hannibal, MO 63401
ATTN: Ronald B. Verdier, President and Chief Executive Officer
Fax No. 573-406-0217
e-mail: rverdier@hnbbanks.com

with a copy to:
Shumaker, Loop & Kendrick, LLP
1000 Jackson Street
Toledo, OH 43604-5573
Attn: Thomas C. Blank
Fax No. 419-241-6894
e-mail: tblank@slk-law.com
     10.04 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.05 Entire Agreement; Assignment. This Agreement (including the Exhibits, Schedules and other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them, with respect to the subject matter hereof; and (b) shall not be assigned by operation of law or otherwise.
     10.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without giving effect to the provisions thereof relating to conflicts of law.
     10.07 Parties in Interest. Except as provided in Section 6.03 and 6.04, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefit or remedies of any nature whatsoever or by reason of this Agreement.
     10.08 Counterparts. This Agreement may be executed in one or more counterparts, including a photocopy, facsimile or electronic version thereof, each of which shall be deemed to be an original including the signature thereon but all of which shall constitute one and the same agreement. A facsimile or electronically transmitted signature shall have the same legal validity as an original signature and any Party signing this Agreement in such manner shall be legally bound thereby.
     10.09 Validity. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.
     10.10 Investigation. The respective representations and warranties of the Parties contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any Party hereto.
     10.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.
     10.12 References. When used herein, the singular shall include the plural, and the masculine shall include both the feminine and the neuter and vice versa.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

“Mercantile” MERCANTILE BANCORP, INC.

By:	/s/ Dan S. Dugan

Name:	Dan S. Dugan
Title:	Chairman, President & Chief Executive Officer

“Mercantile Sub” MERCANTILE MERGER CORP.

By:	/s/ Dan S. Dugan

Name:	Dan S. Dugan
Title:	Chairman, President & Chief Executive Officer

“HNB” HNB FINANCIAL SERVICES, INC.

By:	/s/ Ronald B. Verdier

Name:	Ronald B. Verdier
Title:	President & Chief Executive Officer

“HNB Bank” HNB BANK, N.A.

By:	/s/ Ronald B. Verdier

Name:	Ronald B. Verdier
Title:	President & Chief Executive Officer
Agreement and Plan of Merger 1-29-07

Exhibits

Item No.	Item
Confidential Exhibit Attached to Agreement

3.03	Capitalization
	(a)(i)	Outstanding Securities
	(b)	Agreements Relating to Capital Stock
	(d)	Subsidiaries of HNB

3.05	Consents and Approvals; No Violations

3.08	Litigation

3.09	Regulatory Enforcement Matters

3.10	Regulatory Statements and Reports

3.11	Properties, Contracts and Other Agreements
	(a)	Real estate
	(b)	Credit Related Agreements
	(c)	Specific Credit Agreements
	(d)	Leases and Licenses
	(e)	Employment Related Agreements (f) Salary Agreements

3.12	Employee Benefit Plans

3.15	Loan Portfolio
	(a)	90 day past due loans

3.18	Transactions with Interested Parties
	(a)	Material Interests of Officers and Directors

3.20	Labor and Employment Matters

3.23	Intellectual Property

3.24	Real and Personal Property
	(a)	Real Property Owned and Leased

3.28	Contract to Date
	(d)	Quarterly dividend

5.02	Conduct of Business Pending the Closing.